Exhibit Index

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          Exhibit 2:  Joint Filing Agreement, dated March 13,
                      1995, by and among the Estate of Peter J.
                      Sharp, Peter Sharp & Co., Inc. and
                      The Peter Jay Sharp Foundation.

          Annex I Schedule 13D filed with the Securities and Exchange Commission on September 10, 1992, by The Estate of Peter J. Sharp and Peter Sharp & Co., Inc. relating to the shares of common stock, $.10 par value per share, of Thackeray Corporation.

          Annex II Schedule 13D Amendment No. 1 filed with the Securities and Exchange Commission on October 6, 1993, by The Estate of Peter J. Sharp and
                      Peter Sharp & Co., Inc. relating to the shares of common stock, $.10 par value per share, of Thackeray Corporation.


                                  Exhibit 2

                            JOINT FILING AGREEMENT

               The Estate of Peter Sharp, Peter Sharp & Co., Inc. and The Peter Jay Sharp Foundation (hereinafter collectively referred to as the "Filing Persons") each hereby agrees to file jointly a Schedule 13D and any amendments thereto relating to the Common Stock, par value $.10 per share, of Thackeray Corporation, as permitted by Rule 13d-1 of the Securities Exchange Act of 1934, as amended. Each of the Filing Persons agrees that the information set forth in such Schedule 13D and any amendments thereto with respect to such person will be true, complete and correct as of the date of such
          Schedule 13D or such amendment to the best of such Person's knowledge and belief after reasonable inquiry. Each of the Filing Persons makes no representation as to the accuracy or adequacy of the information set forth in such Schedule 13D and any amendments thereto with respect to any other Filing Person. Each of the Filing Persons shall promptly notify the other Filing Persons if any of the information set forth in such Schedule 13D shall be or become inaccurate in any material respect or if he or it learns of information which would require an amendment to such Schedule 13D.

               IN WITNESS WHEREOF, the parties hereto have set forth their hand as of the 13th day of March, 1995.

                                      THE ESTATE OF PETER SHARP

                                      By: /s/ Caroline Sharp
                                          Caroline Sharp, Executrix

                                      By: /s/ Peter H. Sharp
                                          Peter H. Sharp, Executor

                                      By: /s/ Randall A. Sharp
                                          Randall A. Sharp, Executrix

                                      PETER SHARP & CO., INC.

                                      By: /s/ Barry Tobias
                                          Barry Tobias, CFO

                                      THE PETER JAY SHARP
                                      FOUNDATION

                                      By: /s/ Barry Tobias
                                          Barry Tobias, Treasurer